Lithia Announces Acquisition of Ford Store and Opens New Chrysler Jeep Dodge Store

MEDFORD, OR -- (Marketwired - April 02, 2014) - Lithia Motors, Inc. (NYSE: LAD) has acquired Access Ford in Corpus Christi, Texas and opened Lithia Chrysler Jeep Dodge of Wasilla in Wasilla, Alaska. The stores will add $105 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are pleased to be growing with Ford in the Corpus Christi community, which adds to our existing store in the market. We also received a new franchise from Chrysler to open a store in Wasilla, which complements our existing stores in Wasilla and Anchorage. Both of these stores fit our strategy of seeking exclusive franchises in regional markets."

About Lithia
Lithia Motors, Inc. is the eighth largest automotive retailer in the United States. Lithia sells 28 brands of new vehicles and all brands of used vehicles at 100 stores in 12 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiainvestorrelations.com
www.lithiacareers.com
www.assuredservice.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Controller
(541) 618-5748